Exhibit 10.6
TOTAL SYSTEM SERVICES, INC.
PERFORMANCE-BASED SPECIAL STOCK OPTION AGREEMENT
     THIS AGREEMENT (“Agreement”) is made effective as of                                         , by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), a Georgia corporation having its principal office at One TSYS Way, Columbus, Georgia, and Option Holder, an employee of the Company or a Subsidiary of the Company.
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has adopted the Total System Services, Inc. 2008 Omnibus Plan (the “Plan”); and
     WHEREAS, the Company recognizes the value to it of the services of Option Holder and intends to provide Option Holder with added incentive and inducement to contribute to the success of the Company; and
     WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and
     WHEREAS, effective                      (“Grant Date”), pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company: (a) granted to Option Holder, pursuant to Section 6 of the Plan, an Option in respect of the number of Shares herein below set forth, (b) designated the Option a Non-Qualified Stock Option, and (c) fixed and determined the Option price and exercise and termination dates and conditions as set forth below.
     NOW THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:
     1. The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof. All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.
     2. Subject to and in accordance with the provisions of the Plan, effective on the Grant Date the Company hereby grants to Option Holder a Non-Qualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of Shares granted at the purchase price of $                     per Share (the “Grant Price”), exercisable at such times and in such manner as described in this Agreement, unless the Compensation Committee, in its sole and exclusive discretion, shall authorize Option Holder to exercise all or part of the Option at an earlier date.
     3. The Option shall become exercisable with respect to 100% of the Shares subject to the Option on the earlier of

(a)	, if (i) Option Holder remains continuously employed from the Grant Date through such date, and (ii) either (A) the basic earnings per share for the Company (as shown in the Company’s financial statements) are $ or higher for the Company’s fiscal year or (B) the closing price for a Share on is at least % of the Grant Price, and

(b)	the date of Option Holder’s death or total and permanent disability while employed by the Company.
Except as set forth in Paragraphs 5(b) and 10, if Option Holder terminates employment for any reason (except death or total and permanent disability) before                                         , the Option shall be automatically forfeited in full. Furthermore, except as set forth in Paragraph 10, if neither of the requirements of Paragraph 3(a)(ii) are met, the Option shall be automatically forfeited in full (unless the Option otherwise becomes exercisable pursuant to Paragraph 3(b) upon Option Holder’s death or total and permanent disability prior to                                          while employed by the Company).
     4. Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of Option Holder hereunder shall expire on                      (“Expiration Date”). In no event may the Option be exercised after the Expiration Date.
     5. (a) In the event of Option Holder’s death or total and permanent disability while employed by the Company, Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option, to the extent exercisable under Paragraph 3, through the Expiration Date.
          (b) In the event Option Holder’s employment with the Company terminates before                                          and on or after Option Holder’s early retirement date (which is defined as attainment of age 62 with 15 or more years of service) or Option Holder’s normal retirement date (which is defined as attainment of age 65), the Option will be exercisable for a percentage of the Shares subject to the Option determined by multiplying (i) the number of Shares subject to this Option, by (ii) the ratio of the number of months of Option Holder’s employment since the Grant Date to 36; provided that one of the requirements of Paragraph 3(a)(ii) are met. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this Paragraph 5(b), it will be exercisable from                                          through the Expiration Date.
          (c) Except as set forth in Paragraph 10, in the event of Option Holder’s termination of employment for any reason other than the reasons listed in Paragraphs 5(a) or 5(b), the Option shall cease to be exercisable on the date Option Holder’s employment terminates.
     6. The Option or any part thereof, may, to the extent that it is exercisable, be exercised in the manner provided in the Plan. Payment of the aggregate Grant Price for the number of Shares purchased and any withholding taxes shall be made in the manner provided in the Plan.

     7. The Option or any part thereof may be exercised during the lifetime of Option Holder only by Option Holder and only while Option Holder is in the employ of the Company, except as otherwise provided in the Plan.
     8. Unless otherwise designated by the Compensation Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.
     9. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Stock, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.
     10. In the event of a Change of Control (as defined in Section 2.8 of the Plan) and Option Holder’s subsequent termination of employment within two years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by Option Holder for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Agreement, the provisions of which are incorporated herein by reference), the Option may (to the extent not already exercised in connection with the Change in Control (if required by the Compensation Committee) or otherwise) be immediately exercised in full as of the date of such employment termination and, may be exercised in full through the Expiration Date.
     11. Any notice to be given to the Company shall be addressed to the President of the Company at One TSYS Way, Columbus, Georgia 31901.
     12. Nothing herein contained shall affect the right of Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which Option Holder is eligible.
     13. Nothing herein contained shall affect the right of the Company, subject to the terms of any written contractual arrangement to the contrary, to terminate Option Holder’s employment at any time for any reason whatsoever.
     14. This Agreement shall be binding upon and inure to the benefit of Option Holder, his personal representatives, heirs, and legatees, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by Option Holder except as expressly set forth in this Agreement or in the Plan.
     15. In addition to any other rights the Company may have (including, without limitation, under Section 20.1 of the Plan), if the Board of Directors of the Company determines after due inquiry that Option Holder has participated in a material manipulation of the Company’s financial information or engaged in conduct that would constitute Cause (as defined in Paragraph 10) or a breach of noncompetition, confidentiality, or other restrictive covenants that apply to Option Holder, the Company has the right (a) to immediately cancel any outstanding portion of the Option and (b) to purchase any Shares previously purchased by Option Holder pursuant to the Option by paying Option Holder an amount per Share equal to the lesser of the Grant Price for such Share under Paragraph 2 or 90% of the Fair Market Value of such Share on the purchase date.
     The Company has issued the Option subject to the foregoing terms and conditions and the provisions of the Plan.